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                          Q&A FOR CALIFORNIA PORTFOLIO
                      MERGER WITH CALIFORNIA TAX FREE FUND

THE MERGER PROPOSAL

Q WHY IS THE CALIFORNIA PORTFOLIO MERGING WITH CALIFORNIA TAX FREE FUND?

A. The Trustees voted to merge the California Tax Free Fund because they believe it is in the best interest of the existing shareholders.

  - Both funds present substantially similar investment objectives and investment policies.

Such a redundancy is likely to impede the "saleability" and asset growth of your fund, the smaller of the two.

Q. HOW WILL THIS BENEFIT MY INVESTMENT?

A. By merging with the larger California Tax Free Fund, existing shareholders should benefit from the economies of scale in investment research, operations and other important areas.

  - Combining the assets of the two funds will enhance the prospects for lower actual costs for shareholders.

THE PROXY/MERGER PROCESS

 Q. WHEN WERE PROXY STATEMENTS BEING MAILED?

A. Proxies were mailed on or about July 24th.

Q. IF I DON'T SEND IN MY BALLOT, IS IT AN AUTOMATIC "IN FAVOR" VOTE?

No. The only counted votes are those that are officially submitted (eg, by ballot). In fact, in order to certify a proxy vote, greater than 50% of the outstanding shares must be voted. If this quorum is not reached, additional mailings, at your Fund's expense, must be made.
        Exercise your right to vote on this important issue to your fund.

Q. WHAT PERCENTAGE IS REQUIRED TO PASS THE VOTE ON EACH MERGER?

A.  At least two-thirds of those voting will carry the proxy vote.



                            FOR INTERNAL USE ONLY

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Q. WHAT DO I HAVE TO DO IF THE MERGER IS APPROVED?

A. Shareholders without issued share certificates don't need to do anything. If the proposal is approved, shares of the California Portfolio will be automatically converted into shares of the California Tax Free Fund. The conversion will work the same way as an exchange, except that it will not be treated as a taxable event.

Q. WHAT IF MY SHARES ARE IN CERTIFICATE FORM?

A. Shareholders with certificate shares must return them to John Hancock Investor Services. (Please be sure and let the broker know if there is an outstanding certificate.)

Q. IF APPROVED, WHEN WILL THE MERGER TAKE PLACE?

A. If shareholders approve this plan, the merger is expected to take place following the close of business on September 15, 1995. At that time, we will be able to provide more information about the conversion.

TAXES:

Q. WILL I HAVE TO PAY TAXES ON THIS MERGER?

A. No this merger will be a non-taxable event.

Q. WILL I BE RECEIVING A CAPITAL GAIN DISTRIBUTION FROM THE CALIFORNIA PORTFOLIO/CALIFORNIA TAX FREE FUND?

A. We don't anticipate a capital gain payment will be necessary before the merger.

 IN THE NEWSPAPER:

Q. HOW IS THE CALIFORNIA TAX FREE FUND LISTED IN THE PAPER?

A. The California Tax Free Fund is listed under the JOHN HANCOCK heading and is abbreviated CATF.

                              FOR INTERNAL USE ONLY